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                                                                   Exhibit 10.11


SUMMARY DESCRIPTION OF THE AMENDMENT TO THE INCENTIVE PLAN

The following summarizes the material terms of the Amendment to the Incentive Plan effective as of January 28, 1997.

     INDIVIDUAL AWARD LIMIT. In order to possibly exempt future awards from the tax deductibility limitations of Code Section 162(m), the Amendment to the Incentive Plan provides that no more than one hundred thousand (100,000) shares under Option may be granted to any participant in any one fiscal year and that no more than fifty thousand (50,000) shares will be paid out under any Performance Share or Performance Unit award in any one fiscal year, to any Participant. This Amendment to the Incentive Plan does not authorize any additional shares for issuance under the Incentive Plan. Further this Amendment is not intended to increase future award sizes or otherwise alter the Nominating Compensation Committee's (the "Committee's") general practices in determining award sizes.

     MINIMUM VESTING PERIOD. As a result of recent revisions to Section 16 of the Securities Exchange Act of 1934, the minimum six-month vesting requirement on Options, Restricted Stock Units, Performance Units, and Performance Shares has been removed. Although removal of this provision is not intended to change the Committee's practice in establishing vesting schedules of awards, this provision will allow the Committee greater flexibility in designing future awards.

     PERFORMANCE MEASURES. The Performance Measures on which awards qualifying for an exemption under Section 162(m) are based shall be chosen from among the following: return on equity, earnings per share, operating cash flow, gross revenue, income before taxes, net income, return on revenue, and stock price appreciation. Although this provision is not intended to change the Committee's practice in establishing certain performance vesting requirements, this provision will allow the Committee flexibility in establishing performance goals while maintaining an exemption to the tax deductibility limitations imposed by
Section 162(m).